EXHIBIT 10.22

COMPENSATORY ARRANGEMENTS OF DIRECTORS

Directors who are not also our officers (each a "non-employee director") currently receive an annual retainer of $25,000. The Board Chairman is paid an additional annual retainer of $40,000. The Chair of each of the committees of the Board are paid an additional annual fee as follows: the Chair of the Audit Committee is paid an additional annual fee of $20,000; the Chair of the Compensation Committee is paid an additional annual fee of $10,000; and the Chair of the Nominating and Corporate Governance Committee is paid an additional annual fee of $10,000. The members of the committees, other than the Chair, are paid additional annual fees as follows: members of the Audit Committee are paid an additional annual fee of $10,000, members of the Compensation Committee are paid an additional annual fee of $5,000, and members of the Nominating and Corporate Governance Committee are paid an additional annual fee of $5,000. Non-employee directors also receive an annual award of restricted stock under our Second Amended and Restated 2014 Stock Plan. In addition, we reimburse non-employee directors' travel expenses and other costs associated with attending Board or committee meetings. We do not pay compensation to our executive officers for their service as directors.